Exhibit 99.1

BIOLASE REPORTS Q2 EARNINGS OF $0.08 ON $11.1 MILLION IN SALES

Earnings Exceed Analyst Average EPS Estimates of $0.05

BIOLASE Technology, Inc. (Nasdaq: BLTI), a medical technology company that designs, manufactures and markets proprietary dental laser systems and related products, today reported financial results for the three and six-month periods ended June 30, 2003.

For the three months ended June 30, 2003, net income was $1.7 million ($0.08 per diluted share) on sales of $11.1 million. For the three months ended June 30, 2002, net income was $669,000 ($0.03 per diluted share) on sales of $7.2 million. The sales figure for the three months ended June 30, 2003 represents a 55% growth over the same period in 2002. Gross margin for the three months ended June 30, 2003 was 61.8%, yielding a gross profit of $6.9 million. For the three months ended June 30, 2002, gross margin was 60.6% with a gross profit of $4.3 million.

For the six months ended June 30, 2003, net income was $2.4 million ($0.11 per diluted share) on sales of $19.7 million compared to net income of $788,000 ($0.04 per diluted share) on sales of $12.4 million for the six months ended June 30, 2002. Year-to-date, sales have increased 59% over the first two quarters of 2002.

Jeffrey W. Jones, President and Chief Executive Officer, commented, “Our market penetration continues to expand and our operating margins continue to grow, reaching 15% in the quarter just ended. Our financial position has also strengthened since the beginning of the year with cash now at $6.6 million and net working capital having more than doubled to $7.2 million.”

About BIOLASE

BIOLASE Technology, Inc. (http://www.biolase.com) is a medical technology company that designs, manufacturers and markets proprietary dental laser systems that allow dentists, oral surgeons and other specialists to perform a broad range of common dental procedures, including cosmetic applications. Our products incorporate patented and patent pending technologies focused on reducing pain and improving clinical results. Our primary product, the Waterlase system, is the best selling dental laser system. The Waterlase system uses a patented combination of water and laser to precisely cut hard tissue, such as bone and teeth, and soft tissue, such as gums, with minimal or no damage to surrounding tissue. We also offer the LaserSmile system, which uses a laser to perform soft tissue and cosmetic procedures, including tooth whitening. In May 2003, we acquired the American Dental Laser product line, including the Diolase and Pulsemaster systems, which can be used for common soft tissue procedures.

Cautionary Statement

This press release and earnings conference call may contain forward-looking statements that are based on our current expectations, estimates and projections about our industry as well as management’s beliefs and assumptions. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” and variations of these words or similar expressions are intended to identify forward-looking statements. These statements speak only as of the date hereof and are based upon the information available to us now. Such information is subject to change and we will not necessarily inform you of such changes. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Therefore our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.

The important factors which could cause actual results to differ materially from those in the forward-looking statements include, among others, a downturn or leveling off of demand for our products, the loss of a key distributor, the effectiveness of our expense and product cost control efforts, the availability and pricing of competing products and technologies, intellectual property disputes and other factors detailed in BIOLASE’s filings with the Securities and Exchange Commission including its prior filings on Form 10K and Form 10Q.

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BIOLASE TECHNOLOGY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	June 30, 2003	December 31, 2002
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$6,646,000	$3,940,000
Accounts receivable, less allowance of $425,000 and $395,000 in 2003 and 2002, respectively	5,308,000	4,790,000
Inventories, net of reserves of $420,000 and $239,000 in 2003 and 2002, respectively	3,709,000	2,792,000
Prepaid expenses and other current assets	815,000	1,028,000

Total current assets	16,478,000	12,550,000

Property, plant and equipment, net	1,861,000	1,733,000
Intangible assets, net	5,549,000	67,000
Other assets	278,000	45,000

Total assets	$24,166,000	$14,395,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Line of credit	$1,792,000	$1,792,000
Accounts payable	1,879,000	2,082,000
Accrued liabilities	3,954,000	3,580,000
Customer deposits	296,000	329,000
Deferred gain on sale of building, current portion	63,000	63,000
Debt	1,332,000	1,220,000

Total current liabilities	9,316,000	9,066,000

Deferred gain on sale of building	111,000	142,000

Total liabilities	9,427,000	9,208,000

Stockholders’ equity:
Preferred stock, par value $0.001, 1,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, par value $0.001, 50,000,000 shares authorized; issued and outstanding – 21,519,000 shares in 2003 and 20,131,000 shares in 2002	22,000	20,000
Additional paid-in capital	56,704,000	49,497,000
Accumulated other comprehensive loss	(134,000)	(57,000)
Accumulated deficit	(41,853,000)	(44,273,000)

Total stockholders’ equity	14,739,000	5,187,000

Total liabilities and stockholders’ equity	$24,166,000	$14,395,000

BIOLASE TECHNOLOGY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Net sales	$11,080,000	$7,160,000	$19,748,000	$12,390,000
Cost of sales	4,228,000	2,818,000	7,365,000	4,927,000

Gross profit	6,852,000	4,342,000	12,383,000	7,463,000

Other income	16,000	16,000	32,000	32,000

Operating expenses:
Sales and marketing	3,680,000	2,551,000	7,251,000	4,646,000
General and administrative	979,000	858,000	1,823,000	1,334,000
Engineering and development	521,000	369,000	1,033,000	788,000

Total operating expenses	5,180,000	3,778,000	10,107,000	6,768,000

Income from operations	1,688,000	580,000	2,308,000	727,000

Gain on foreign currency translation	62,000	17,000	108,000	19,000
Gain on forward contract	—	101,000	22,000	101,000
Interest income	8,000	4,000	13,000	7,000
Interest expense	(12,000)	(33,000)	(31,000)	(66,000)

Net income	$1,746,000	$669,000	$2,420,000	$788,000

Net earnings per share:
Basic	$0.08	$0.03	$0.12	$0.04
Diluted	$0.08	$0.03	$0.11	$0.04
Shares used in computing net income per share:
Basic	21,179,000	20,027,000	20,776,000	19,910,000
Diluted	22,765,000	21,419,000	22,410,000	21,350,000

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